Exhibit 99.1

PRESS RELEASE

Dated: August 20, 2007

FOR IMMEDIATE DISTRIBUTION

CONTACT: Joseph D. Borgerding

President and Chief Executive Officer

434-292-8100 or joe.borgerding@cbtva.com

Citizens Bancorp of Virginia, Inc.

Announces New Stock Repurchase Plan

BLACKSTONE, VA – Citizens Bancorp of Virginia, Inc., the holding company for Citizens Bank and Trust Company, announced that its Board of Directors has approved a stock repurchase plan. The Board of Directors has authorized an initial repurchase of up to 20,000 shares of its common stock over a three-month period beginning in September 2007. The Board of Directors will consider repurchasing additional shares following any initial repurchases based on market conditions, the Company’s performance, and other strategic planning considerations. The Company will buy the shares in accordance with Securities and Exchange Commission rules and intends to purchase shares periodically.

Commenting on the stock repurchase plan approval, Joseph D. Borgerding, President and CEO of Citizens Bancorp of Virginia, Inc., stated, “We are approving a stock repurchase plan because the Board believes that our stock is undervalued given the company’s performance. The Board of Directors and Senior Management are optimistic about the future of the Company and believe that repurchasing our Company’s stock will help build long-term value for our shareholders.”

This press release contains forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current projections. Please refer to the Company’s filings with the Securities and Exchange Commission for a summary of important factors that could affect the Company’s forward-looking statements. The Company undertakes no obligation to revise these statements following the date of this press release.

Citizens Bank and Trust Company was founded in 1873 and is the second oldest independent bank in Virginia. The bank has eleven offices in the Counties of Amelia, Chesterfield, Mecklenburg, Nottoway and Prince Edward, along with one branch in the city of Colonial Heights and one in the Town of South Hill, Virginia. Citizens Bancorp of Virginia, Inc. is a single bank holding company headquartered in Blackstone, Virginia and the Company’s stock trades on the OTC Bulletin Board under the symbol “CZBT”. Additional information on the Company is also available at its web site: www.cbtva.com.